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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Washington Group International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	33-0565601 (I.R.S. Employer Identification No.)
720 Park Boulevard, Boise, Idaho (Address of Principal Executive Offices)	83729 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☒
Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
—	—
Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

        On June 21, 2002, the Board of Directors of Washington Group International, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each share of Common Stock, par value $.01 per share (the "Common Shares"), of the Company outstanding at the close of business on July 15, 2002 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of June 21, 2002 (the "Rights Agreement"), by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company's treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which is incorporated herein by this reference. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement.

Item 2. Exhibits.

Exhibit Number	Exhibit
4.1	Rights Agreement, dated as of June 21, 2002, by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WASHINGTON GROUP INTERNATIONAL, INC.
	By:	/s/ CRAIG G. TAYLOR Name: Craig G. Taylor Title: Secretary
Date: June 24, 2002

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Rights Agreement, dated as of June 21, 2002, by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent

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SIGNATURE
INDEX TO EXHIBITS